Exhibit 99.B(d)(5)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Brickwood Asset Management LLP
As of October 31, 2024, as amended May 1, 2025

SEI CATHOLIC VALUES TRUST

Catholic Values Equity Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Brickwood Asset Management LLP
As of October 31, 2024, as amended May 1, 2025

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Catholic Values Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		Brickwood Asset Management LLP

By:	/s/ James Smigiel	By:	/s/ Claudia Ripley

Name:	James Smigiel	Name:	Claudia Ripley

Title:	Chief Investment Officer	Title:	Chief Investment Officer

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